Exhibit 16.1

October 25, 2022

Securities and Exchange Commission

100 F Street NE

Washington, D.C. 20549

Dear Commissioners:

We have read the statements made by Arisz Acquisition Corp. under Item 4.01 of its Form 8-K dated October 25, 2022. We agree with the statements concerning our firm in such Form 8-K; we have no basis to and, therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Very truly yours,

/s/ Friedman LLP

New York, New York